Exhibit 5.2

OPINION OF VENABLE LLP

April 1, 2005

Lightstone Value Plus Real Estate Investment Trust, Inc.

326 Third Street

Lakewood, New Jersey 08701

Proskauer Rose LLP

1585 Broadway

New York, New York 10036-8299

Re:  Registration Statement on Form S-11

Ladies and Gentlemen:

We have served as special Maryland counsel to Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to (1) 30,000,000 shares (the “Offering Shares”) of common stock, $.01 par value per share (the “Common Stock”), of the Company to be issued in an underwritten initial public offering, (2) 4,000,000 shares (the “DRIP Shares”) to be issued pursuant to the Company’s Dividend Reinvestment Plan (the “DRIP”), (3) 75,000 shares (the “Option Shares”) to be issued pursuant to the Company’s Stock Option Plan (the “Option Plan”), and (4) 600,000 shares (the “Warrant Shares” and together with the Offering Shares, the DRIP Shares and the Option Shares, the “Shares”) to be issued upon the exercise of 600,000 warrants (the “Warrants”) to be issued pursuant to the Warrant Purchase Agreement, (the “Warrant Agreement”), to be entered into between the Company and Lightstone Securities, LLC (the “Dealer Manager”), each covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.  The Registration Statement, and all amendments thereto, transmitted to the Commission under the 1933 Act;

2.  The DRIP, certified as of the date hereof by an officer of the Company;

Lightstone Value Plus Real Estate Investment Trust, Inc.

Proskauer Rose LLP

April 1, 2005

3.  The form of Dealer Manager Agreement, to be entered into between the Company and the Dealer Manager (the “Deal Manager Agreement”), certified as of the date hereof by an officer of the Company;

4.  The Option Plan, certified as of the date hereof by an officer of the Company;

5.  The form of Warrant Agreement, certified as of the date hereof by an officer of the Company;

6.  The charter of the Company, as amended and restated (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

7.  The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

8.  A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

9.  Resolutions adopted by the Board of Directors of the Company (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

10.  A certificate executed by an officer of the Company, dated as of the date hereof; and

11.  Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.  Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.  Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

Lightstone Value Plus Real Estate Investment Trust, Inc.

Proskauer Rose LLP

April 1, 2005

3.  Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.  All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.  The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article V of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.  The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.  The issuance of the Shares has been duly authorized and (assuming that, upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter), when and if delivered against payment therefor in accordance with the Registration Statement and the Resolutions and the DRIP, the Option Plan or the Warrant Agreement, if applicable, the Shares will be validly issued, fully paid and nonassessable.

3.  The issuance of the Warrants has been duly authorized by the Company.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws.

Lightstone Value Plus Real Estate Investment Trust, Inc.

Proskauer Rose LLP

April 1, 2005

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the use of the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act. Proskauer Rose LLP may rely on this opinion in connection with any opinions being issued by it in connection with the Registration Statement.

Very truly yours,

/s/ Venable LLP